AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment (the Amendment”) is made and entered into on this 1st day of April, 2022, between RBC Global Asset Management (U.S.) Inc. (the “Adviser”), a Minnesota corporation, and RBC Global Asset Management (UK) Limited (the “Subadviser”), a corporation organized under the laws of England, and hereby amends the Investment Sub-advisory Agreement, dated as of December 20, 2013 (as amended, restated, modified or supplemented from time to time, the “Agreement”), between the Adviser and Subadviser.

WHEREAS, the Adviser and the Subadviser previously entered into the Agreement; and

WHEREAS, the Adviser and the Subadviser wish to amend the Agreement to reflect the addition of RBC China Equity Fund.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. Appendix A. Appendix A to the Agreement is replaced in its entirety with the updated Appendix A attached hereto.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:
Name: Carol Kuha
Title: Chief Operating Officer

RBC GLOBAL ASSET MANAGEMENT (UK) LIMITED

By:
Name:
Title:

By:
Name:
Title:

APPENDIX A

Fee Schedule

For the services provided by the Subadviser to the Funds, pursuant to this Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly, as determined by the Trust’s accounting agent, equal to 60% of the gross management fee payable to Adviser. During the first 3 years after a Fund’s effectiveness, to the extent the Manager has agreed to waive its management fee or reimburse expenses, the Subadviser voluntarily agrees to waive or reimburse its fee as follows:

A.	If expense limitation waivers paid to any Fund exceed the total management fee paid by such Fund, then no fee shall be owed to the Subadviser;

B.	If the total management fee paid by any Fund exceeds the expense limitation waivers paid to such Fund, the Subadviser shall be paid a fee equal to the lesser of:

i.	60% of the gross management fee paid by the Fund, or

ii.	Amount of the gross management fee paid by the Fund less waivers or reimbursements paid into the Fund;

C.	Or as otherwise agreed by the parties

Funds

RBC China Equity Fund

RBC Emerging Markets Equity Fund

RBC Emerging Markets Value Equity Fund

RBC Global Equity Leaders Fund

RBC Global Opportunities Fund

RBC International Opportunities Fund